CONSENT OF EXPERT

Wood Canada Limited (Wood) hereby consent to references to, excerpts from, summaries of, the information derived from, and the incorporation by reference of sections 1.1 to 1.12, 1.14 to 1.21, 2 to 12, and 14 to 27 of the technical report titled "NI 43-101 Report on 2021 Ruby Hill Mineral Resource Estimate, Eureka County, Nevada, USA" with an effective date of July 31, 2021, and, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 filed by i-80 Gold Corp. with the United States Securities and Exchange Commission.

/s/ William Bagnell

Name: William Bagnell

Title: Principal Underground Mining Engineer

Wood Canada Limited

June 21, 2024